                                                                    EXHIBIT 12.2

                            ANCHOR RESOLUTION CORP.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (DOLLARS IN THOUSANDS)

                                                          YEARS ENDED DECEMBER 31,
                                        -------------------------------------------------
                                         1992       1993      1994      1995      1996
                                        -------   --------  --------  --------  ---------
EARNINGS -
Income (loss) before income taxes,
  extraordinary items and cumulative
  effect of accounting change           $13,629   $(15,467) $(97,770) $(65,719) $(851,679)
Interest and amortization of
  debt expense                           66,853     64,938    59,166    59,757     55,063
Rental expense representative of
  interest factor                         5,804      6,049     6,856     8,192      7,851
                                        -------   --------  --------  --------  ---------
    Total earnings                      $86,286   $55,520   $(31,948) $  2,230  $(588,765)
                                        =======   ========  ========  ========  =========

FIXED CHARGES -
Interest and amortization of
  debt expense                          $66,853   $64,938   $ 59,166  $ 59,757  $  55,063
Rental expense representative of
  Interest factor                         5,804     6,049      6,656     8,192      7,851
                                        -------   --------  --------  --------  ---------
    Total fixed charges                 $72,657   $70,987   $ 65,822  $ 67,949  $  62,914
                                        =======   ========  ========  ========  =========

Ratio of earnings to fixed
  charges                                  1.19
                                        =======   ========  ========  ========  =========
Deficiency of earnings available
  to cover fixed charges                          $15,467   $ 97,770  $ 65,719  $ 651,679
                                        =======   ========  ========  ========  =========

For the purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes, extraordinary items and cumulative effect of change in accounting, plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense.